Annual Statement of Compliance
UBS-Barclays Commercial Mortgage Trust 2012-C2

VIA: EMAIL

UBS Commercial Mortgage Securitization Corp.
1285 Avenue of the Americas
New York, New York 10019
Attention: Nicholas G. Galeone
Email: nicholas.galeone@ubs.com
17g5informationprovider@usbank.com

Re:
The Pooling and Servicing Agreement (the "Agreement") dated as of July 1, 2012 among UBS
Commercial Mortgage Securitization Corp., as depositor, Wells Fargo Bank, National
Association, as master servicer, CWCapital Asset Management LLC, as special servicer,
Pentalpha Surveillance LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Custodian
and Certificate Administrator hereby certify that:

(1) A review of the activities of the Custodian and Certificate Administrator during the preceding calendar year and of the performance of the Custodian and Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Custodian and Certificate
Administrator has fulfilled all their obligations under the Agreement in all material respects throughout such year

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date:     03/13/2013

U.S. Bank National Association as Custodian and Certificate Administrator

By:       /s/ Kimberly O. Jacobs __________
Kimberly O. Jacobs
Senior Vice President